KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-279769, 333-280802, 333-269425, 333-264882) on Form S-3 and S-8 of Ridgepost Capital, Inc. of our report dated September 4, 2026, with respect to the consolidated financial statements of Stellus Capital Management, LLC and Subsidiary.

/s/ KPMG LLP

Chicago, Illinois
September 4, 2026